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                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]


February 13, 1998


Bolle Inc.
555 Theodore Fremd Avenue
Suite B-302
Rye, New York 10580

Ladies and Gentlemen:

We have acted as counsel to Bolle Inc. (the "Company") and its parent company, BEC Group, Inc. ("BEC"), both corporations organized under the laws of the State of Delaware, in connection with the issuance by the Company to BEC as a stock dividend of up to 8,000,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") and the distribution of such Shares as a dividend by BEC to holders of record of its common stock (the "Spinoff") in accordance with the Company's Registration Statement on Form S-1 (Registration No. 333-40279) (the Registration Statement as amended to the date hereof and as may be amended further is hereinafter referred to as the "Registration Statement").

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and BEC, the authorization, issuance and dividend of the Shares by the Company to BEC, and the dividend of such Shares to holders of record of BEC's common stock pursuant to the Spinoff. In particular, we have reviewed the certificates of incorporation and by-laws of both BEC and the Company, resolutions of the stockholders and Board of Directors of the Company, resolutions of the Board of Directors of BEC and certifications by officers of the Company and BEC, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

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Bolle Inc.

February 13, 1998
Page 2


Based upon the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware; and

2. The Shares have been duly authorized and, when the Shares have been (i) issued and delivered by the Company to BEC, and (ii) distributed and delivered by BEC to holders of record of its common stock pursuant to the Spinoff, all in accordance with the Registration Statement, such Shares will constitute legally issued, fully paid and non-assessable shares of Common Stock.

We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher